Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of February , 2008 (this "Agreement") is entered into by and between Gallagher's Heating & Air Conditioning, Inc., a California corporation (the "Employer"), and Timothy E. Gallagher (the "Employee").

1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer upon the terms and subject to the conditions set forth herein.

2. Duties and Responsibilities. The Employee shall be employed in such positions and hold such titles as may determined by the Board of Directors of the Employer from time to time. The Employee shall perform all services and tasks requested or assigned to of the Employee or otherwise reasonably incident to any position held by the Employee. The Employee shall be subject to the direction and control of the Board of Directors of the Employer and all such officers of the Employer as the Board of Directors or any senior officers of the Employer may determine from time to time. The Employee will devote his best efforts and his full time and attention to the performance of his duties, except for paid time off as permitted by Employer's general policies. The employment relationship between the parties shall be governed by the general employment policies, practices and rules of the Employer, including without limitation any employee handbook, except that when the terms of this Agreement differ from or are in conflict with the Employer's general employment policies, practices or rules, this Agreement shall control.

Without limiting the foregoing, as part of his duties and responsibilities and without any additional compensation, if requested by the Employer, the Employee shall act as the qualifier for the Employer's licenses, maintain in good standing all of his individual licenses that may be used to qualify the Employer's licenses and take all such other actions as may be required, desired or requested by the Employer to act as the qualifier for the Employer or otherwise qualify the Employer licenses or enable the Employer to obtain all such licenses. Notwithstanding the other provisions of this Agreement, at the option of the Employer, unless the Company elects to select an earlier date, the Employee's obligations under this paragraph shall continue notwithstanding any expiration or termination of this Agreement or the Employee's employment until the later of the date that is one hundred and eighty (180) days after the date the Employee's employment terminates or the date on which this Agreement is then scheduled to expire (currently December 31, 2009 and as such date may be extended); provided, however, that during any such period that the Employee is required by the Employer to perform such services but is not being paid as an employee (e.g, the Employee is providing such services after he has voluntarily terminated his employment under Section 6(d) or after the period for which the Employer is required to pay the Employee his base compensation pursuant to Section 6.3(a) or 6.3(e)) the Employer shall compensate the Employee for acting as the qualifier for the Employer and providing such qualification services at a reasonable market rate for providing such services (which reasonable market rate shall be based upon the fees being paid to other individuals providing similar services to similar companies in the same general markets in which the Employer operates), as determined in good faith by the Employer; and provided further that the Employee shall assist the Employer as and whenever requested to assist the Employer to transition to another qualifier. If and to the extent that the Employee acts as the qualifier for the Employer pursuant to this Agreement, the Employer shall indemnify, defend and hold harmless the Employee from and against any and all claims, actions, demands, losses, damages, costs and expenses arising from claims asserted or brought against the Employee by any third party to the extent arising out of the Employee's provision of qualifying services for the Employer under this Agreement, except in each case for any that arise due to the Employee's bad faith, willful misconduct or gross negligence, any breach of his obligations under this Agreement or, unless the Employee reasonably believed that his conduct was lawful (or not unlawful), any violation of law by the Employee.

3. Compensation. As compensation for his services under the terms of this Agreement:

(a) The Employee shall be paid an annual salary of $150,000, payable in accordance with the then-current payroll policies of the Employer (such annual salary is herein referred to as the "Base Salary").

(b) The Employee may also be selected to participate in certain additional incentive programs pursuant to which the Employee may receive additional compensation (the "Additional Compensation"), payable in accordance with the then-current payroll policies of the Employer with respect to the types of such compensation.

The Employee also shall be entitled to vacation or paid time off and holiday pay in accordance with the policies applicable to the Employer's exempt salaried employees generally.

4. Term. Subject to earlier termination as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a term commencing on the date of this Agreement and ending on December 31, 2009, subject to extension thereafter by mutual written agreement of the Employer and the Employee. The period commencing on the date of this Agreement and expiring on the scheduled expiration date of this Agreement (including any extension of such date) is referred to herein as the "Term."

5. Non-Competition, Non-Solicitation and Confidentiality.

(a) During the period the Employee is employed by the Employer or any other Buckeye Company (as defined below) and, in the case of a termination of employment pursuant to Section 6(e) of this Agreement prior to the date on which the Term is then scheduled to expire (as the Employer is required to continue to pay the Employee his base salary as provided in Section 6(e) through such date as if he continued to be employed during such period), thereafter until the date on which the Term is scheduled to expire, the Employee shall not:

(i) Directly or indirectly accept employment with, or render any service to or on behalf of, any person, firm or corporation that engages in the Territory (as defined below) in the heating, air conditioning, cooling, ventilation or indoor air quality business or any other business that may be conducted in by the Employer or any Buckeye Company or any similar business (each of the foregoing businesses, a "Competitive Business"); or

(ii) Directly or indirectly own, manage, operate, finance or control or participate in the ownership, management, operation, financing or control of, or be connected as a principal, agent, representative, consultant, advisor, investor, owner, partner, financier, manager or joint venturer with, or permit his name to be used by or in connection with, any Competitive Business anywhere in the Territory; provided, however, that the Employee may (A) invest as an investor in the voting securities of any person that is a reporting company under the Securities Exchange Act of 1934, as amended, so long as (1) the aggregate amount of such securities that the Employee owns directly or indirectly is less than two percent (2%) of the total outstanding voting securities of such person, and (2) the Employee has no other affiliation with such person, and (B) own shares of stock of Buckeye Ventures, Inc., a Nevada corporation ("Buckeye");

The term "Competitive Business" shall be deemed to include any business that the Employee knows is conducted in any material respect by the Employer or any other Buckeye Company within the Territory. The Employee acknowledges that upon the effectiveness of this Agreement the Employer will have business locations in Los Molinos, California and Yuba City, California and will provide and/or will have the ability to provide goods and services to customers anywhere within the Territory. The term "Buckeye Company" shall mean the Employer and its direct and indirect affiliates, including without limitation Buckeye and each parent, subsidiary, partnership, limited liability company, joint venturer or other related entity or any other entity directly or indirectly controlled by Buckeye. The term "Territory" shall mean the area that consists of each business location of the Employer and a fifty (50) mile radius from each such business location (which if no additional locations are opened by the Employer after the date hereof shall mean only anywhere within either (i) Los Molinos, California or a fifty (50) mile radius of Los Molinos, California or (ii) Yuba City, California or a fifty (50) mile radius of Yuba City, California).

(b) During the period the Employee is employed by the Employer or any other Buckeye Company and for a period of two (2) years after the Employee ceases to be employed by the Employer or any other Buckeye Company for any reason, whether before or after the expiration of the Term, except that in the case of a termination of employment pursuant to Section 6(e) of this Agreement prior to the date on which the Term is then scheduled to expire (as the Employer is required to continue to pay the Employee his base salary as provided in Section 6(e) through such date as if he continued to be employed during such period), such period shall extend to the date that is two (2) years following the date the Term is scheduled to expire, the Employee shall not:

(i) Contact, deal with or in any way solicit any person or entity that is then or at any time during the prior three (3) years before such date was a customer of the Employer or a customer of any other Buckeye Company with which the Employee had actual contact or actual knowledge in an effort to (A) cause or induce, or act in a manner that has the effect of causing or inducing, such person or entity to purchase or otherwise obtain the benefit or use of any products or services that are provided by any Buckeye Company or the Employer from another person or entity, or (B) disrupt, damage, impair or interfere with, or act in any manner that has the effect of disrupting, damaging, impairing or interfering with, any existing or potential (1) agreement, (2) arrangement, (3) course of dealing, or (4) negotiations between any Buckeye Company and any such person or entity; or

(ii) Solicit the employment of any person who is or was employed by the Employer or any Buckeye Company, or contact any such person in an effort to or in any manner that suggests that such person should terminate or consider terminating such person's employment or other relationship with the Employer or with any Buckeye Company (other than any person who has ceased to be so employed for a period of at least one year).

(c) It is the desire and intent of each of the parties that the provisions of Section 5(a) and Section 5(b) of this Agreement shall be enforced to the fullest extent permissible under applicable law. Accordingly, if any particular portion of Section 5(a) and Section 5(b) shall be adjudicated to be invalid or unenforceable, such Section shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

(d) During the period during which the Employee is employed by the Employer or by any other Buckeye Company and at all times thereafter (regardless of the reason for termination of the Employee's employment), the Employee will not divulge or appropriate to his own use or to the use of others any secret, confidential or proprietary information (the "Confidential Information") pertaining to the business of, or acquired from other persons or entities by, the Employer, Buckeye or any other Buckeye Company. Such Confidential Information includes, without limitation, trade secrets; customer lists; customer prospect lists; acquisition target lists; names, addresses, contact persons and other identifying information of customers, prospective customers and acquisition targets; the needs and preferences of customers and prospective customers; knowledge that customers or prospective customers possess or may possess a willingness to use the types of products or services offered by Employer, Buckeye or any other Buckeye Company; business methods, plans and strategies; marketing methods, plans and strategies; financial data; pricing information; other terms (including expiration dates) of customer contracts; and cost information, obtained by the Employee as a consequence of his employment, affiliation, agreements or position with the Employer, Buckeye or any other Buckeye Company. For purposes of this Agreement, Confidential Information does not include any information that is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Employee). The Employee will not remove any item of Confidential Information from the premises of any Buckeye Company except as the Employee's duties as an employee shall require or as otherwise authorized by , the Employer, and upon any termination of the Employee's employment, the Employee shall immediately return all items (including without limitation all copies thereof) of Confidential Information, whether in printed, computer or other form, as well as all analyses, compilations, studies, reports, manuals, memoranda, notes, correspondence, charts, diagrams, designs, computer programs, sales formats, supplier lists and other documents (including without limitation all copies thereof), whether in printed, computer or other form, prepared by or for the Employee or in the Employee's possession or control that contain or are based in whole or in part upon such information, to the Employer or as otherwise directed by the Employer.

(e) The Employee acknowledges that Section 5(a), Section 5(b) and Section 5(d) of this Agreement are expressly for the benefit of the Employer, that the Employer would be irreparably injured by a violation of Section 5(a), Section 5(b) or Section 5(d), and that the Employer would have no adequate remedy at law in the event of such violation. Therefore, the Employee acknowledges and agrees that, in addition to any other remedies available, injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance with Section 5(a), Section 5(b) and Section 5(d).

(f) The Employee further acknowledges that the covenants contained in Section 5(a), Section 5(b) and Section 5(d) of this Agreement are of the essence of this Agreement, and agrees that the existence of any breach by the Employer of any provision of this Agreement, or the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the provisions of Section 5(a), Section 5(b) or Section 5(d). Instead, in the event of any breach by Employer of any provision of this Agreement, the Employee's remedy shall be to bring an independent action for breach of contract against the Employer (except in the case of a dispute that is the subject of Section 7, in which case the Employee's remedy is to invoke the dispute resolution mechanism set forth therein).

(g) THE PROVISIONS OF THIS SECTION 5 SHALL CONTINUE IN EFFECT PURSUANT TO THEIR TERMS, NOTWITHSTANDING THE EXPIRATION OF THE TERM OR ANY OTHER TERMINATION OF THIS AGREEMENT. No restriction contained in any part of this Section 5 is intended or shall be deemed to limit any other provision contained in this Section 5 or any other rights or remedies of the Employer or any other Buckeye Company, whether under this Agreement, any other agreement, or by law or otherwise.

(h) In the case of a termination of the Employee's employment pursuant to Section 6(e) where the Employer wrongfully ceases to pay the salary payments required to be paid pursuant to Section 6(e), the Employee may elect, by written notice to the Employer, to waive his rights to such payments and in such event the time periods in this Section 5 which were to extend to or from the date the Term was then scheduled to expire shall instead be determined as if the Employee voluntarily resigned on (and, as the case may be, extend only to or from) the date the Employee ceased to be employed (or, if later, the date the Employer wrongfully ceased to make such salary payments to the Employee pursuant to Section 6(e)).

6. Termination of Employment.

(a) For Due Cause. Nothing herein shall prevent the Employer from terminating, without prior notice, the Employee for "Due Cause" (as hereinafter defined), in which event the Employee shall be entitled to receive his Base Salary on a pro rata basis to the date of termination and any Additional Compensation that has been awarded to or earned by the Employee but not yet paid.

The term "Due Cause" shall mean (i) the Employee has (A) committed a willful serious act, such as fraud, embezzlement or theft, (B) committed any act against the Employer or any other Buckeye Company intending to enrich himself at the expense of the Employer or any Buckeye Company, or (C) made any unauthorized use or disclosure of any trade secret or other confidential information (including any Confidential Information), whether pertaining to the business of the Employer or any Buckeye Company or otherwise, (ii) the Employee has been convicted of a felony or commits an act constituting a felony, (iii) the Employee has engaged in conduct which has caused or could cause material, significant or serious injury, whether monetary or otherwise, to the Employer or any other Buckeye Company, (iv) the Employee, in carrying out his duties hereunder, has been guilty of negligence or willful misconduct, (v) in the good faith determination of the Employer, the Employee's performance, or the performance of the business operations for which the Employee is responsible, has failed to meet the goals and expectations established by the Employer, (vi) in the good faith determination of the Employer, the Employee has violated in any material way any of the Employer's rules, policies or procedures (including without limitation those set forth in any employee handbook, or (vii) in the good faith determination of the Employer, the Employee has otherwise materially breached this Agreement (including, without limitation, any failure to perform the duties assigned to him in accordance with this Agreement) and has not remedied such breach within five business days (or such longer period of time not to exceed thirty (30) days if the cure is commenced within five (5) business days, is diligently pursued in good faith and reasonably requires more than five (5) business days to remedy) after receipt of written notice from the Employer specifying in reasonable detail the nature of the breach.

(b) Due to Death. In the event of the death of the Employee, this Agreement shall terminate on the date of death and the estate of the Employee shall be entitled to receive the Employee's Base Salary (on a pro rata basis) through the date of the Employee's death and any Additional Compensation that has been awarded to or earned by the Employee but not yet paid.

(c) Disability. In the event the Employee suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on the date designated by the Employer and the Employee shall be entitled to receive his Base Salary (on a pro rata basis) through the end of the month in which his employment is terminated due to the Disability and any Additional Compensation that has been awarded to or earned by the Employee but not yet paid. For purposes of this Agreement, "Disability" shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Employer described in Section 2 of this Agreement for a period that lasts, or that can be reasonably expected to last, more than one hundred and eighty (180) days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Employer by appropriate correspondence from a physician or physicians selected by the Employer and reasonably acceptable to the Employee, and the Employee agrees to submit to an examination by such physician or physicians for the purpose of making such determination.

(d) Voluntary Termination. The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least ninety (90) days' prior written notice (or such shorter period as the Employer may elect after receiving such notice) to the Employer. In such event, the Employee shall be entitled to receive his Base Salary until the date his employment terminates and any Additional Compensation that has been awarded to or earned by the Employee but not yet paid.

(e) Constructive Termination Prior to Expiration of Term.

(i) If, prior to the expiration of the Term, the Employer:

(A) terminates the employment of the Employee for any reason other than (1) for Due Cause, (2) as a result of the death of the Employee or (3) because of a Disability;

(B) decreases the Employee's Base Salary below the level provided for by the terms of Section 3(a) of this Agreement; or

(C) materially breaches any provision of this Agreement and such breach is not cured by the Employer within fifteen (15) days (or such longer period not to exceed thirty (30) days if the cure is being diligently pursued in good faith and reasonably requires longer than fifteen (15) days to cure) after receipt of written notice from the Employee specifying in reasonable detail the nature of such breach, then such action by the Employer, unless consented to in writing by the Employee, shall be deemed to be a constructive termination by the Employer of the Employee's employment ("Constructive Termination"); provided, however, that except in the case of a termination by the Employer pursuant to clause (A) above, no Constructive Termination shall be deemed to have occurred unless the Employee notifies the Employer of the Employee's election to treat such event as a Constructive Termination within thirty (30) days of the occurrence of such event.

(ii) In the event of a Constructive Termination the Employee may terminate his employment without being in breach hereof, and the Employee shall be entitled to receive (X) his Base Salary through the balance of the Term either, at the option of the Employer, payable in a lump sum (but discounted by a reasonable factor as mutually determined by the Employer and the Employee) or in accordance with the then-current payroll policies of the Employer, and (Y) any Additional Compensation that has been awarded to or earned by the Employee but not yet paid.

(iii) In the event of the death or Disability of the Employee following a Constructive Termination, the amounts set forth in Section 6(e)(ii) of this Agreement shall continue to be owing and shall be paid to the estate of the Employee or to the Employee, as applicable. ).

(f) Benefits. Upon any termination of the Employee's employment as provided in this Section 6 all rights and benefits the Employee (or his estate) may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs applicable in the case of employees who voluntarily terminate their employment (e.g., the Employee shall be entitled to any vested amounts under the 401(k) plan and to be paid for any accrued and unpaid vacation through the date of termination)

7. Arbitration of Certain Disputes. In the event that the Employer advises the Employee that he is being terminated for Due Cause pursuant to Section 6(a) and the Employee disputes such determination and instead claims that he is being terminated pursuant to Section 6(e), the Employee must notify the Employer of his disagreement regarding the grounds for termination within thirty (30) days following the date of termination. The Employee agrees that if he fails to deliver such notice within such thirty (30) day period, he will lose the right to dispute whether the termination was pursuant to Section 6(e), and he shall be limited to the rights and remedies provided for in Section 6(a). In the event that the Employee notifies the Employer of his disagreement within such thirty (30) day period, the dispute shall be resolved in accordance with the following provisions:

(a) The Employee shall, within ten (10) days of notifying the Employer of his disagreement, file a demand for arbitration with the American Arbitration Association.

(b) The dispute shall be resolved by a confidential, binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as modified by the agreement of the parties as set forth below.

(c) The dispute shall be resolved by a single neutral arbitrator, who shall be selected by agreement of the parties, or selected in accordance with American Arbitration Association procedures if the parties cannot agree.

(d) The Employer and the Employee agree to engage in expedited discovery (including both document production and depositions) so that each party can obtain disclosure of relevant, non-privileged materials in a manner that will permit the close of discovery, and then the hearing on the merits, to occur within sixty (60) days after the filing of the arbitration demand, unless the parties mutually agree to extend such period.

(e) The sole issue to be resolved by the arbitrator shall be whether the termination was for Due Cause. If the arbitrator rules that the termination was not for Due Cause, the relief to be ordered by the arbitrator shall be limited to ordering the Employer to comply with the provisions of Section 6(e)(ii).

(f) Each party shall bear its own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration and the Employer and the Employee shall each bear one-half of the arbitrator's fees and expenses.

The Employee agrees that, pending the resolution of any dispute described in this Section 7, he shall continue to be bound by the provisions of Section 5 (including Section 5(a) and Section 5(b)). The Employee further agrees that, following the resolution of any dispute described in this Section 7, he shall continue to be bound by the provisions of Section 5, with the duration of the period provided for in Section 5(a) and Section 5(b) determined by the outcome of the arbitration.

8. Withholding. All payments and benefits under this Agreement for which withholding is required under applicable law will be made subject to the required withholding.

9. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a) If to the Employer, addressed to it at:
c/o Buckeye Ventures, Inc. 4455 Lamont Street Suite 3 San Diego, California 92109 Attn: Board of Directors
with a copy to Buckeye, addressed to it at:
Buckeye Ventures, Inc. 4455 Lamont Street Suite 3 San Diego, California 92109 Attn: President
(b) If to the Employee, addressed to him at:
25259 Lincoln Los Molinos, California 96055

10. Controllinq Law. The execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws (and not the conflicts of law provisions) of the State of California.

11. Additional Instruments. The Employee and the Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, in the event that the Employer so requests, the Employee agrees to sign acknowledge and confirm from time to time his obligations under Section 5.

12. Entire Aqreement; Amendments; Waivers; Termination. This Agreement contains the entire agreement of the Employee and the Employer relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Employer with respect to the subject matter hereof, excluding any existing records of the Employer (or any predecessor of the Employer) relating to the Employee's employment, which records may continue to be considered by the Employer in making any determinations permitted or provided for hereunder. This Agreement may be amended, modified or supplemented, but only in writing approved by Buckeye or the board of directors of the Employer and signed by each of the parties hereto. Any term of this Agreement may be waived only with the written consent of the party sought to be bound, and the waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

13. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14. Assiqnments. The Employer may assign this Agreement to any affiliate of Buckeye or the Employer or any person or entity succeeding to all or substantially all of the business interests of Buckeye or the Employer by merger or otherwise. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise expressly contemplated in Section 6(b) and Section 6(e)(iii) of this Agreement.

15. Effect of Aqreement. Subject to the provisions of Section 14 of this Agreement with respect to assignments, this Agreement shall be binding upon the Employee and his heirs, executors, administrators, legal representatives and assigns and upon the Employer and its respective successors and assigns, except as otherwise contemplated hereby.

16. Exercise of Riqhts and Remedies. The rights and remedies in this Agreement shall not be exclusive, but are intended to be cumulative with all other rights and remedies of the Employer and each other Buckeye Company, whether under this Agreement, any other agreement, law or otherwise. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.

17. Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18. Termination. Pursuant to certain documents entered into in connection with the Merger Agreement, the Stockholder has obtained certain security interests in the shares of stock and/or certain assets of the Company. In the event that as a result of the Stockholder's exercise of its rights with respect to such security interests under these documents, the Stockholder becomes the owner of all or substantially all of the shares of stock of the Company or all or substantially all of the business or assets of the Company, this Agreement shall automatically terminate without any further liability on the part of either party, except that the provisions in Section 5 that relate to the customers, employees or persons or entities otherwise engaged by Buckeye or any other Buckeye Company (other than the Company) and that relate to any Confidential Information of Buckeye or any other Buckeye Company (other than the Company) and any related provisions required for the enforcement thereof, shall survive such termination for the periods provided for in this Agreement.

IN WITNESS WHEREOF, the Employee and the Employer have executed this Agreement effective as of the date first above written.

Employer:	Employee:

GALLAGHER'S HEATING & AIR CONDITIONING, INC. By: /s/ Larry Weinstein Larry Weinstein – CFO	/s/ Timothy E. Gallagher Timothy E. Gallagher